Exhibit 10.1

FREDERICK LARCOMBE

107 Mill Pond Road, Belle Mead, NJ 08502 / 609-802-6466 / frederick@larcombe.us

June 8, 2016

Mr. Philip Urso

Chairman of the Board of Directors and

Interim Chief Executive Officer

Towerstream Corporation

88 Silva Lane

Middletown, RI 02842

Gentlemen:

This letter outlines the terms and objectives of the services to be provided to Towerstream Corporation (the "Company") by me in connection with the services as described below.

If you are satisfied with the arrangement described in this letter, please indicate your agreement by signing in the space provided on the last page and returning a copy to me.

1)     SCOPE OF SERVICES

I will fulfill the role of Chief Financial Officer and assume all the responsibilities and perform all the duties normally associated with such a position. In that connection:

a)	I will:

i)

Report to Messrs. Urso and Giftakis, the Company's Interim Chief Executive Officer and Chief Operating Officer, respectively, and maintain the typical lines of communication between the Chief Financial Officer's position and Mr. William Busch, the Chairman of the Company's Audit Committee.

ii)	Closely coordinate with you and keep you informed regarding of the status of agreed upon goals and priorities at all times.

iii)

Commit to providing services for a minimum of four days per week. In this connection, I will typically be on-site at the Company's offices in Middletown, Rhode Island three days each week (Tuesday, Wednesday, and Thursday) and work one day each week from my home office located in Belle Mead, New Jersey. As required and with reasonable notice, the actual timing of those three days may be temporarily modified by the Company or me. If requested, I will be on-site at the Company's offices additional days each week and available to visit other locations.

Mr. Urso

Towerstream Corporation

June 8, 2016

iv)

Be available to you and Company personnel on a twenty four hour, seven day-a-week basis. That consists of regular business hours on the East Coast as well as at any other time during evenings, nights, and weekends.

v)	Act as an independent contractor and have no authority to bind or commit the Company in any manner unless specifically authorized in writing by one of you.

vi)

Inform you of any irregularities or material errors that come to my attention during the performance of my services. However, my services are not designed, and should not be relied upon, to disclose fraud or illegal acts should they exist.

b)	The Company will:

i)	Make all records and appropriate personnel available to me to enable me to carry out all of the duties and responsibilities described above.

ii)	Name me as a "named insured" on its Directors & Officers Insurance Policy and maintain that policy in effect during the term of this engagement.

2)     TERM

a)	The term of this engagement will be for the six-month period from June 14, 2016 to December 14 2016.

b)

This engagement may be extended for increments of one month periods by mutual agreement provided that the Company provides written notice to me of its intent to do so at least 30 calendar days before the expiration of the original term of this engagement (or any extensions thereto).

3)	FEES, RETAINER, & EXPENSES

a)	Fees

The Company and I agree that compensating me on a weekly basis would be an equitable arrangement for both parties. In recognition of the length of the term of this engagement and the number of days of services requested for each week, my hourly rate is $160 per hour. Assuming four days each week as previous described in Paragraph #1(c) and eight hours each day, this would equate to $5,120 per week. This rate will be fixed through December 31, 2016.

Mr. Urso

Towerstream Corporation

June 8, 2016

I will invoice the Company on the 15th and the last day of each month for services performed during the weeks ended within those periods. The Company agrees to pay such invoices within seven calendar days of receipt and, if possible, via ACH electronic transfer to the following account:

Account holder's name:	Frederick Larcombe
Account number:
Bank name:
Bank routing number for ACH transfers:

b)	Retainer

The Company agrees to remit a retainer of $10,000 upon the signing of this agreement. This retainer will be applied to reduce the amount due on my final invoice(s).

c)	Expenses

Expenses incurred by me will be invoiced on a weekly basis. Such weekly expenses are expected to be limited to transportation via my personal car to the Company's offices, lodging at a nearby hotels suggested by the Company, and meals.

4)     THE FINE PRINT

a)

This engagement may be terminated by either party for non-compliance with the terms of this letter with ten calendar days' written notice with the exception of immediate termination without notice in the event of lapse of the Company's Directors and Officers Insurance Policy. It is agreed that termination by either party does not relieve the Company of its obligation to pay me for services rendered and reimbursement of expenses incurred through the end of the period of service.

b)	All services and work product delivered in connection with this engagement shall be based upon documents and information supplied to me by the Company and its personnel.

c)	My liability to the Company for any cause of action or claim of any type shall not exceed the total fee paid by the Company to me for services rendered in connection with this engagement.

d)

If I am required by a subpoena or other legal action to produce documents, testify, or provide evidence regarding any investigation or legal proceeding to which the Company is a party, the Company shall compensate me for such time incurred at the rate of $200 per hour and reimburse me for all reasonable related costs and expenses, including the cost of legal representation of my choice, which I incur in that connection.

Mr. Urso

Towerstream Corporation

June 8, 2016

e)

It is understood and agreed that I am an independent contractor and am not, nor shall be considered to be, an agent or representative of the Company. I shall not act or represent myself, directly or by implication, as an agent or representative of the Company or in any manner create any obligation on behalf of, or in the name of, the Company unless specifically authorized in writing by one of you.

f)

The Company and I agree that any controversy arising from or relating to this agreement shall be resolved by arbitration in the State of Delaware. The controversy shall be resolved before a single arbitrator in accordance with substantive and procedural law of the State of Delaware and the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association. The arbitration award shall be final, conclusive and binding on the parties and enforceable in any court of competent jurisdiction. The prevailing party in any such proceedings will recover the reasonable expenses thereof, including reasonable attorneys’ fees.

g)

The Company and I acknowledge and agree that all information communicated to either party by the other party in connection with the services rendered in connection with this engagement shall be received in confidence, shall be used only for purposes of this agreement, and no such confidential information shall be disclosed by the respective parties or their agents or personnel without the prior written consent of the other party. Except to the extent otherwise required by applicable law or professional standards, the parties’ obligations under this section do not apply to information that: (i) is or becomes generally available to the public other than as a result of disclosure by the Company or me, (ii) was known to either the Company or me or had been previously possessed by the Company or me without restriction against disclosure at the time of receipt thereof by the Company or me, (iii) was independently developed by the Company or me without violation of this Agreement or (iv) the Company and me agree from time to time to disclose. Each party shall be deemed to have met its nondisclosure obligations under this paragraph as long as it exercises the same level of care to protect the other’s information as it exercises to protect its own confidential information, except to the extent that applicable law or professional standards impose a higher requirement. I may retain, subject to the terms of this paragraph, copies of the Company’s confidential information in my internal records consisting of back-up copies of computer files. If either party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the other party’s confidential information, such party shall provide prompt written notice to the other party of such demand in order to permit such party to seek a protective order. So long as the notifying party gives notice as provided herein, the notifying party shall thereafter be entitled to comply with such demand to the extent permitted by law, subject to any protective order or the like that may have been entered in the matter.

Mr. Urso

Towerstream Corporation

June 8, 2016

I appreciate the opportunity to be of service to Towerstream and help you to achieve your objectives. If you have any questions regarding this letter, please contact me at 609-802-6466 or frederick@larcombe.us.

Sincerely,

/s/  Frederick Larcombe

Frederick Larcombe

* * * * *

Accepted and agreed.

/s/ Philip Urso

Name: Philip Urso     Date: June 8, 2016

Title: Interim Chief Executive Officer

Towerstream Corporation